ALMADEN MINERALS LTD.

(the “Company”)

CODE OF BUSINESS ETHICS

Employees, officers and consultants of Almaden Minerals Ltd., its subsidiaries and affiliates, represent the Company and are expected to act in a manner that will enhance the Company’s reputation for honesty, integrity and reliability. The Code of Business Ethics (the “COBE”) is a statement on the Company’s Business Practices and on how it does business. The COBE applies to all employees, officers and consultants of the Company.

The following Fundamental Principles of appropriate business conduct have been established for all employees, officers and consultants working for or representing the Company. They are applicable in all countries in which the Company operates, unless the laws of those countries require a higher standard.

The COBE addresses conduct that is particularly important to proper dealings with the people and entities with whom the Company interacts, but reflects only a part of its commitment. The following additional policies and agreements supplement or amplify the Code in certain areas and should be read in conjunction with the Code:

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Securities Trading Policy

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Communications Policy

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Conflict of Interest and Confidentiality undertaking to abide by this COBE, executed by each employee or consultant as a term of employment (consider drafting, if necessary)

It is the responsibility of each individual to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. Unyielding personal integrity is the foundation of corporate integrity.

Fundamental Principles

A.

Compliance with Laws

The Company will conduct its business in full compliance with all laws, regulations and other legal requirements applicable wherever the Company is carrying on business. No person shall directly or indirectly give, offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official in contravention of the Corruption of Foreign Public Officials Act or other law or regulation of similar import or effect as may be applicable to a specific transaction.

B.

Conflict of Interest

Employees, officers and consultants must ensure that no conflict exists between their personal interest and those of the Company. Persons should also avoid placing themselves in positions that may be perceived as conflicts.

Use of Position

Employees, officers and consultants should not take advantage of their position to obtain or provide inappropriate benefits for themselves, family members, business associates or friends. Benefits will be deemed to be inappropriate if it could be perceived that they are obtained or provided through favouritism or conflict of interest.

Offering or Accepting Gifts and Benefits

Offering or accepting gifts or benefits from suppliers, contractors and others may present a conflict of interest and this is never acceptable. Some gifts or benefits of token or small value are acceptable, others are not. Individuals should consider the circumstances, timing and nature of the gift when deciding whether it is appropriate.  Generally, it is inappropriate to offer or accept gifts or benefits other than:

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the normal exchange of hospitality between persons doing business together,

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token gifts exchanged as part of protocol, or

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the normal presentation of gifts to persons participating in public or Company functions.

Relationships with Others

Employees, officers and consultants should not place themselves in situations where they are, or appear to be, under the obligation or influence of anyone who is or may be doing business with the Company including suppliers, contractors or competitors.

Business Relationship with the Company

Employees, officers and consultants should not, directly or indirectly, provide products or services to the Company or enter into any business contract with the Company outside of their regular employment. Some exceptions may be acceptable, but must first be documented as to the full extent of the Company’s interest and must receive prior written approval by an executive officer of the Company.

Other Employment and Business

Officers and consultants who are self-employed or are involved in other businesses must ensure these activities do not interfere with job duties or conflict with the interests of the Company.

Corporate Opportunities

Employees, officers and consultants may not take personal advantage of opportunities that are presented or discovered as a result of their position with the Company or through use of Company property or information.  Opportunities that are developed privately may be in conflict if they are related to the Company’s existing or proposed lines of business.

C.

Confidential Information

In some course of employment, employees, officers or consultants may have access to information that is non-public, confidential, privileged, or of value to competitors of the Company or that may be damaging to the Company if improperly disclosed. These individuals may also have access to the confidential information of companies with which the Company does business.

Employees, officers and consultants must protect the confidentiality of information concerning the Company and its business activities as well as that of companies having business dealings with the Company. Employees, officers or consultants who leave the Company have an ongoing obligation to keep such information confidential.

It is Company policy to disclose material information to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to material information. All inquiries or calls from the financial media, financial analysts and shareholders should be referred to a Disclosure Officer or in accordance with the Company’s Communication Policy.

D.

Fiscal Integrity and Responsibility

While all employees, officers and consultants have a responsibility to protect the Company’s assets, the management of the Company are specifically responsible for establishing and maintaining appropriate internal controls to safeguard Company assets against loss from unauthorised or improper use or disposition.

E.

Health, Safety and Environment

The Company is committed to providing a safe and healthy working environment and protecting the public interest with standards and programs that meet or exceed industry standards and applicable government codes, standards and regulations in all jurisdictions in which it does business.

The Company’s operations are to be conducted in a manner that protects the health and safety of individuals and all people in the communities where the Company operates.

F.

Employment Practices

The Company is committed to a workplace environment where employees, officers and consultants are treated with dignity, fairness and respect. All persons have the right to work in an atmosphere that provides equal employment opportunities and is free of discriminatory practices and illegal harassment.

G.

Protection and Proper Use of Common Assets

Employees, officers and consultants shall ensure that the Company’s assets are protected and property and efficiently used for legitimate business purposes.

Use of Corporate Property

The property of the Company, including its premises, equipment, materials, software and data is only to be used for legitimate company purposes. Reasonable care should be exercised to protect property against loss or damage. Company property should not be used for personal benefit. Individuals should be mindful of the fact that the Company retains the right to access, review, and monitor and disclose any information transmitted, received or stored using its electronic equipment in accordance with applicable law.

Property Rights of Others

Employees, officers and consultants must protect and honour the ownership rights of others in their intellectual property and information, keeping such information confidential and using such intellectual property and information only for authorized purposes.

Misuse of Computer Equipment

Employees, officers and consultants may not, while acting on behalf of the Company or while using Company computing or communications equipment or facilities either:

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access the internal computer system or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

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commit any unlawful or illegal act, including harassment, liable fraud, sending of unsolicited bulk e-mail in violation of applicable law, trafficking and contraband of any kind, or espionage.

All data residing on or transmitted through our computing and communications facilities, including e-mail and word processing documents, is the property of the Company and subject to inspection, retention and review in accordance with applicable law.

D.

Financial Professionals

The Company requires honest and accurate recording and reporting of financial information in order to make responsible business decisions. All financial books, records and accounts must accurately reflect all transactions and events and conform to generally accepted accounting principles and to the Company’s system of internal controls. No false or artificial entries may be made.

All financial professionals serving in finance, accounting, treasury, tax or investor relations roles will produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the TSX Exchange, the AMEX Exchange and other regulators and in public communications made of all information relating to the Company, its financial condition and results of operation. Financial professionals are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the independent public auditors for the purpose of rendering the financial statements of the Company misleading in any way.

E.

Reporting

Taking action to prevent problems is part of the Company’s culture. We require our employees, officers and directors to talk to senior management to report and discuss known or suspected unethical or illegal conduct involving the Company or its employees. Retaliation against any employee who honestly reports a concern to the Company about unethical or illegal conduct will not be tolerated. Reference is made to the Company’s Whistleblower Policy.

F.

Violations

Violations of the COBE will not be tolerated. Any employee, officer or consultant who violates the standards in the COBE may be subject to disciplinary action, up to and including termination of employment, association and, in appropriate cases, civil legal action or referral for criminal prosecution.

G.

 Waivers

Any waiver of this COBE for employees or consultants other than executive officers may be made only by a Disclosure  Officer  designated under the Company’s Communications Policy, and any waiver for executive officers or directors may only be made by the Board of Directors or a duly constituted committee of the Board of Directors of the Company. Any waivers will be promptly disclosed as required by law or any applicable regulatory authority.

H.

No Rights Created

This COBE is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not, in any way, constitute an employment contract or an assurance of continued employment or create any rights in any employee, officer, consultant, supplier, competitor, stockholder or any other person or entity.